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                                                                    Exhibit 99.1

Contact:
William C. Dow
President and CEO
(847) 229-2222

Aksys Raises $10.38 Million in Private Placement

Lincolnshire, IL - December 20, 2001 -- Aksys, Ltd. (NASDAQ: AKSY), a pioneer in innovative dialysis systems, today announced that it received gross proceeds of $10.38 million through the private placement of securities to institutional investors. U.S. Bancorp Piper Jaffray served as placement agent to Aksys in connection with the financing.

"These funds will support our introduction of the Personal Hemodialysis (PHD(R)) System," stated Bill Dow, President and CEO. "We will devote the proceeds in part to establishing the infrastructure at our intended regional launch sites, as well as financing the production of machines and disposables for our first few quarters of commercialization. With this financing behind us, we will focus our efforts on quickly answering the recent requests for more information from the FDA." It is the Company's expectation that additional funds will be required to support full commercialization.

The securities sold to the investors were not registered under the Securities Act of 1933. Accordingly, these securities may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act.


About the Company

Aksys, Ltd. is developing hemodialysis products and services for patients suffering from kidney failure. The Company's lead product in development, the Aksys Personal Hemodialysis (PHD(R)) System, is a next generation hemodialysis system designed to improve clinical outcomes of patients and reduce mortality, morbidity and the associated high cost of patient care. Further information is available on Aksys' website: www.aksys.com. This press release contains forward-looking statements that involve a number of risks and uncertainties. Our actual results or events could differ materially from the results or events identified or implied in any forward-looking statement. These statements are based on our views as of the date they are made with respect to future results or events. Factors that could cause such a difference include, but are not limited to, (i) risks related to the failure to meet development and manufacturing milestones for the PHD System on a timely basis, (ii) risks related to the regulatory approval process, (iii) market, regulatory and reimbursement conditions, including without limitation patient/clinic acceptance of the PHD System, (iv) additional capital requirements with respect to among other things the commercialization of the PHD System, (v) changing assumptions with respect to projected unit pricing, product cost, gross margin and operating profit targets as identified in the business plan, which are as yet untested,
(vi) risks inherent in relying on a third party to manufacture products, (vii) the impact of products which may be developed, adapted or may otherwise compete with the PHD System and (viii) changes in QSR requirements. Regulatory

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approval risks include, without limitation, whether and when we will obtain clearance from the FDA of a 510(k) pre-market notification and similar clearances from other countries in which we may attempt to distribute the PHD System. Additional clinical trials and/or other data may be needed in order to obtain regulatory clearances. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results or events expressed or implied therein will not be realized.

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